UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2018

EPR Properties

(Exact name of registrant as specified in its charter)

Maryland	1-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(Address of principal executive office)(Zip Code)

(816) 472-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Agreement.

On April 16, 2018, EPR Properties (the “Company”) completed the public offering of $400 million aggregate principal amount of the Company’s 4.950% Senior Notes due 2028 (the “Notes”). The Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-211812), as supplemented by the prospectus supplement dated April 9, 2018, previously filed with the Securities and Exchange Commission under the Securities Act.

The Notes were issued pursuant to an indenture, dated as of April 16, 2018 (the “Indenture”), between the Company and UMB Bank, n.a., as trustee (the “Trustee”).

The Notes are senior unsecured obligations of the Company. The Notes rank equal in right of payment with all of the Company’s existing and future senior indebtedness, including the Company’s unsecured revolving credit facility, unsecured term loan facility, 5.750% Senior Notes due 2022, 5.250% Senior Notes due 2023, 4.350% Senior Notes due 2024, 4.500% Senior Notes due 2025, 4.560% Senior Notes due 2026, 4.750% Senior Notes due 2026 and 4.500% Senior Notes due 2027, and rank senior in right of payment to any of the Company’s existing and future indebtedness that is subordinated to the Notes. The Notes are effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes are structurally subordinated to all liabilities of any of the Company’s subsidiaries. None of the Company’s subsidiaries will initially guarantee the Notes. However, certain of the Company’s domestic subsidiaries will be obligated to guarantee the Notes under certain circumstances as further described in the Indenture.

The Notes accrue interest at a rate of 4.950% per year from April 16, 2018, payable semi-annually in arrears, until maturity or earlier redemption. The Company will pay interest on the Notes on April 15 and October 15 of each year, beginning October 15, 2018, to holders of record on the preceding April 1 and October 1, as the case may be. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. The Notes will mature on April 15, 2028 (the “Maturity Date”), unless earlier redeemed by the Company at its option.

The Company may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, up to, but excluding, the applicable redemption date, plus a make-whole premium. If the Notes are redeemed on or after January 15, 2028 (three months prior to the Maturity Date), the redemption price will be 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, up to, but excluding, the redemption date.

The Company and its restricted subsidiaries are subject to certain negative covenants under the Indenture. The provisions of the Indenture limit the Company’s and its restricted subsidiaries’ ability to, among other things, (i) incur additional indebtedness and (ii) consolidate, merge or transfer substantially all of their assets. The Company and its restricted subsidiaries must also maintain total unencumbered assets of at least 150% of their unsecured debt.

The Indenture also contains customary events of default. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and accrued and unpaid interest, if any, on all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default under the Indenture occurs and is continuing, the Trustee or holders of not less than 25% in principal amount of the then outstanding Notes may declare all of the Notes due and payable immediately.

The foregoing descriptions of the Indenture and the Notes do not purport to be complete and are subject to, and qualified in their entirety by, reference to the Indenture and form of Note, which are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 hereof is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated April 16, 2018, between EPR Properties and UMB Bank, n.a., as trustee.

4.2	Form of 4.950% Senior Note due 2028 (included as Exhibit A to Exhibit 4.1 above).

5.1	Opinion of Stinson Leonard Street as to the legality of the Notes.

8.1	Opinion of Stinson Leonard Street regarding certain U.S. Federal Income Tax Matters in connection with the issuance of the Notes.

23.1	Consent of Stinson Leonard Street LLP to the filing of Exhibit 5.1 herewith (included in its opinion filed as Exhibit 5.1).

23.2	Consent of Stinson Leonard Street LLP to the filing of Exhibit 8.1 herewith (included in its opinion filed as Exhibit 8.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Craig L. Evans

Name:	Craig L. Evans
Title:	Senior Vice President, General Counsel and Secretary

Date: April 16, 2018